                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Whitcomb Investments, Inc., a Massachusetts corporation.

Forrester Research, B.V., a Dutch corporation.

Forrester Research FSC, Inc., a Barbados corporation

Fletcher Research Limited, a United Kingdom corporation